Exhibit 3.3

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RECRO PHARMA, INC.

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. § 1911, et. seq., the corporation hereby desires to amend and restate its Amended and Restated Articles of Incorporation in their entirety as follows:

ARTICLE I

The name of the corporation is Recro Pharma, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the Commonwealth of Pennsylvania and the county of venue is 490 Lapp Road, Malvern, Pennsylvania 19355 (Chester County).

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and the Corporation’s existence shall be perpetual. The Corporation was incorporated under the provisions of the PBCL on November 15, 2007.

ARTICLE IV

A. Authorized Shares. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) of such shares shall be common stock, par value $0.01 per share (the “Common Stock”), and ten million (10,000,000) shares shall be preferred stock, with a par value of $0.01 per share, to be designated by the board of directors of the Corporation (the “Board of Directors”), from time to time, as described below (the “Preferred Stock”).

B. Common Stock.

(i) Dividends. Except as otherwise provided by the PBCL or these Second Amended and Restated Articles of Incorporation (the “Restated Articles”), and subject to the powers, rights, privileges, preferences and priorities of holders of any series of Preferred Stock, the holders of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, at such times and in such amounts as the Board of Directors in its sole discretion may determine.

(ii) Preemptive Rights. No holder of Common Stock shall have any preemptive, subscription, redemption or conversion rights with respect to the Common Stock or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

(iii) Voting Rights. Except as otherwise provided by the PBCL or these Restated Articles and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation. No holder of Common Stock shall be entitled to the right of cumulative voting.

C. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of the Preferred Stock in one or more series, any or all of which may have full, limited, multiple, fractional or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the Board of Directors pursuant to the authority hereby expressly vested in the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares constituting such series, including the authority to increase or decrease such number (but not below the number of shares thereof then outstanding);

(iii) the dividend rate, if any, of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iv) the dates at which dividends, if any, shall be payable;

(v) the voting power, if any, of such series and the terms and conditions under which such voting power may be exercised;

(vi) the conversion rights, if any, of such series and the terms and conditions of such conversion;

(vii) the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

(viii) the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(ix) the obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;

(x) the restrictions, if any, on the issuance of shares of the same series or of any other class or series; and

(xi) any other rights, preferences or limitations of the shares of such series.

ARTICLE V

The business and affairs of the Corporation shall be managed and conducted by the Board of Directors. The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VI

A. The Corporation shall indemnify to the fullest extent permitted by applicable law, as it now exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), any person against all liability, loss and expense (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to any employee benefit plan, its participants or beneficiaries. The Corporation may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the Corporation and its directors, officers or employees), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amount as may be necessary to effect such indemnification.

B. To the fullest extent that laws of the Commonwealth of Pennsylvania, as in effect from time to time, permit elimination or limitation of liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. If the laws of the Commonwealth of Pennsylvania hereafter are amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended laws of the Commonwealth of Pennsylvania. The provisions of this Section VI.B shall be deemed to be a contract with each director of the Corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Section VI.B.

C. This Article VI shall not be amended, altered or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting together as a single class. Any amendment to, alteration or repeal of this Article VI that has the effect of limiting the authority of the Corporation to indemnify persons under this Article VI shall operate prospectively only and shall not limit in any way any indemnification provided or to be provided pursuant to this Article VI with respect to any action taken, or failure to act, occurring prior thereto.

ARTICLE VII

A. Whenever possible, each provision of these Restated Articles will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of these Restated Articles is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and these Restated Articles will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

B. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, in the manner now or hereinafter prescribed by statute, as limited herein, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Recro Pharma, Inc. has caused these Restated Articles to be signed by Gerri Henwood, its President and Chief Executive Officer, on the      day of                             .

RECRO PHARMA, INC.

By:
Name:	Gerri Henwood
Title:	President and Chief Executive Officer

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